Investor Contacts:
Mark Rupe
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Robin Hoffman
Express, Inc.
Director of Communications
(614) 474-4834

EXPRESS, INC. PROVIDES BUSINESS UPDATE,
REAFFIRMS EPS GUIDANCE FOR THE FOURTH QUARTER AND FULL YEAR 2016
IN ADVANCE OF THE 19th ANNUAL ICR CONFERENCE

Columbus, Ohio - January 10, 2017 - In advance of its presentation at the 19th Annual ICR Conference, Express, Inc. (NYSE: EXPR), a specialty retail apparel company, today reaffirmed its earnings per share (EPS) guidance for the fourth quarter and full year 2016 ending January 28, 2017, based on its performance during the 2016 holiday season and its expectations for the balance of the period.
David Kornberg, Express, Inc.'s president and chief executive officer, commented: "Based on our holiday results, we are reaffirming our fourth quarter and full year EPS guidance. Our store performance continues to be impacted by challenging mall traffic trends and a more promotional retail environment. However, we remain pleased with our e-commerce sales performance, which continues to trend positively year-over-year."
2016 Guidance:
Fourth Quarter:
Comparable sales are currently expected to be negative 13%. The Company continues to expect net income to be in the range of $20 to $23 million and diluted earnings per share to be in the range of $0.26 to $0.30 on 78.8 million weighted average shares outstanding.
Full Year:
Comparable sales are expected to be negative 9%. Net income is expected to be in the range of $55 to $58 million, or $0.70 to $0.74 per diluted share. Adjusted net income is expected to be in the range of $62 to $65 million, or $0.78 to $0.82 per diluted share on 79.1 million shares outstanding. Adjusted net income excludes approximately $11.4 million, or $6.9 million net of tax benefit, of non-core operating items related to an amendment to the Times Square Flagship store lease.
Consistent with past practice, this guidance excludes any additional non-core operating items that may occur.
The Company expects to report fourth quarter and full year 2016 results during the week of March 6, 2017.
ICR Conference:
The Company will present at the 19th Annual ICR Conference being held at the JW Marriott Orlando Grande Lakes in Orlando, Florida on January 10, 2017 at 4:00 p.m. Eastern Time (ET). David Kornberg, president and chief executive officer, and Perry Pericleous, senior vice president and chief financial officer, will host the presentation and Mark Rupe, vice president of investor relations, will be in attendance. The Company’s investor presentation will be posted on the Express website by 7:00 a.m. ET on Tuesday, January 10, 2017 and the conference presentation will be webcast live and available for replay for 30 days at www.express.com/investor.
About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30- year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in Latin America. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Non-GAAP Financial Measures:
Adjusted net income and adjusted diluted EPS are non-GAAP measures. The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and provide a better baseline for analyzing trends in the business. In addition, adjusted diluted earnings per share is used as a performance measure in the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, guidance and expectations for the fourth quarter and full year 2016, including statements regarding expected comparable sales, net income, adjusted net income, diluted earnings per share, and adjusted diluted earnings per share. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and online; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our ability to improve the productivity of our existing stores, open new stores, and grow our e-commerce business; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (18) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (19) restrictions imposed on us under the terms of our asset-based loan facility; (20) impairment charges on long-lived assets; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.